EXHIBIT 23.2

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statements No. 333-85840 and 333-59342 on Form S-8 of Neoforma, Inc. of our report dated December 10, 2002, which expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement described in Note 18, appearing in the Annual Report on Form 10-K/A Amendment No. 1 for the year ended December 31, 2001.

/s/    DELOITTE & TOUCHE LLP

San Jose, CA
December 12, 2002